Contact: Patrick Suehnholz
     Director of Investor Relations
Greenhill & Co., Inc.
(212) 389-1800

GREENHILL & CO. REPORTS FOURTH QUARTER EARNINGS PER SHARE OF $2.71 AND FULL YEAR 2020 EARNINGS PER SHARE OF $1.36

•Record quarterly revenue and earnings per share, resulting in significant full year profitability and accelerated debt reduction

•Quarterly revenues of $140.7 million, up 32% from prior year fourth quarter

•Annual revenues of $311.7 million, up 4% from prior year
•Compensation ratio of 33% for the fourth quarter in order to reduce the ratio to 62% for the full year

•Operating profit margin of 57% for the fourth quarter, 18% for the full year

•Accelerated debt reduction with $20 million discretionary repayment in fourth quarter

•Board authorized up to $50 million of purchases of shares and share equivalents

•Recruited additional Managing Director to expand our coverage of the Latin American sector

NEW YORK, February 4, 2021 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $140.7 million, net income of $63.3 million and diluted earnings per share of $2.71 for the fourth quarter of 2020.

The Firm’s fourth quarter 2020 revenues compare to revenues of $106.7 million for the fourth quarter of 2019, which represents an increase of $34.0 million, or 32%. The Firm's fourth quarter 2020 net income and diluted earnings per share compare to net income of $24.1 million and diluted earnings per share of $1.05 for the fourth quarter of 2019, an increase of $39.2 million, or 162%, in net income and of $1.66, or 158%, in diluted earnings per share.

For the year ended December 31, 2020, revenues of $311.7 million compare to $301.0 million for 2019, which represents an increase of $10.7 million, or 4%. For 2020, net income of $31.3 million and diluted earnings per share of $1.36 compare to net income of $11.0 million and diluted earnings per share of $0.45 for 2019, an increase of $20.3 million, or 185%, in net income and of $0.91, or 202%, in diluted earnings per share.

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

"We are pleased that we generated increased revenue and solid profitability for the full year, driven by the strong fourth quarter performance we had been signaling. The resilience of our business in the face of the pandemic and related restrictions on economic activity is a function of our increasingly diversified revenue sources. We generated strong revenue in European M&A and from our substantially enlarged U.S. restructuring business, while also benefiting from an expanding range of financing advisory assignments. Together those more than offset the many sectors and regions that saw a quiet 2020. Our results further benefited from reduced non-compensation costs, declining interest expense and lower taxes. Looking ahead, we see the current economic and market environment as favorable for all our businesses. We expect increased revenue productivity from the many areas that made modest revenue contributions in 2020, our non-compensation costs should remain well below historic levels, and our interest expense should continue to decline further as we repay debt. The plan we established when we announced our recapitalization in 2017 remains on track, and with approximately half of the economics of our Firm now owned by employees our team has every incentive to maximize the value potential for the benefit of all shareholders," Scott L. Bok, Chairman and Chief Executive Officer, commented.

Revenues

Fourth Quarter

Revenues were $140.7 million in the fourth quarter of 2020, which was our highest revenue quarter in Firm history, compared to $106.7 million in the fourth quarter of 2019, an increase of $34.0 million, or 32%. The increase in our revenues in the fourth quarter of 2020, as compared to the same period in 2019, principally resulted from an increase in merger and acquisition transaction completion fees and restructuring advisory fees, partially offset by a reduction in private capital advisory fees and lower transaction announcement and opinion fees.

Full Year

For the year ended December 31, 2020, revenues were $311.7 million compared to $301.0 million in 2019, an increase of $10.7 million, or 4%. The increase in our 2020 revenues, as compared to 2019, resulted from an increase in the number and scale of merger and acquisition transaction completion fees, particularly in Europe, and restructuring advisory fees, partially offset by a reduction in private capital advisory fees and lower transaction announcement and opinion fees.

During the first quarter of 2020, we announced the recruitment of Fernando Soriano (most recently a Senior Managing Director at Evercore, where he was head of Latin America), who joined the Firm as Co-Head of Latin America, based in New York.

In January 2021, as part of our annual evaluation and promotion process, the Firm named three new client-facing Managing Directors: Dean Rodrigues (London - Corporate Advisory), Jochen Schmitz (New York - Financing Advisory and Restructuring) and Andrew Stace (London - Corporate Advisory). With these promotions and including all Managing Directors we have announced to date, we currently have 70 client-facing Managing Directors.

Expenses

Operating Expenses

Fourth Quarter

Our total operating expenses for the fourth quarter of 2020 were $60.6 million compared to $65.4 million for the fourth quarter of 2019. The decrease in total operating expenses of $4.8 million, or 7%, resulted from a decrease in our non-compensation expenses, partially offset by an increase in our compensation and benefits expenses, both as described in more detail below. Our operating profit margin was 57% for the fourth quarter of 2020 as compared to 39% for the same period in 2019.

Full Year

For the year ended December 31, 2020, total operating expenses were $256.4 million compared to $255.2 million in 2019. The slight increase of $1.2 million principally resulted from an increase in our compensation and benefits expenses, nearly offset by a decrease in our non-compensation expenses, both as described in more detail below. Our operating profit margin was 18% for 2020 as compared to 15% in 2019.

The following table sets forth information relating to our operating expenses.

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
	(in millions, unaudited)
Employee compensation and benefits expenses	$46.5	$44.4	$194.1	$178.9
% of revenues	33%	42%	62%	59%
Non-compensation operating expenses	14.1	21.0	62.3	76.2
% of revenues	10%	20%	20%	25%
Total operating expenses	60.6	65.4	256.4	255.2
% of revenues	43%	61%	82%	85%
Total operating income	80.1	41.3	55.2	45.8
Operating profit margin	57%	39%	18%	15%

Compensation and Benefits Expenses

Fourth Quarter

Our employee compensation and benefits expenses in the fourth quarter of 2020 were $46.5 million, which reflected a 33% ratio of compensation to revenues. This amount compared to $44.4 million for the fourth quarter of 2019, which reflected a 42% ratio of compensation to revenues. The increase of $2.1 million, or 5%, was principally attributable to an increase in the amount of accrued year-end bonuses. The ratio of compensation to revenues for the fourth quarters of both 2020 and 2019 were set at a lower than normal level in order to bring our full year compensation ratio closer to our target level.

Full Year

For the year ended December 31, 2020, our employee compensation and benefits expenses were $194.1 million, which reflected a 62% ratio of compensation to revenues. This amount compared to $178.9 million for 2019, which reflected a 59% ratio of compensation to revenues. The increase in expense of $15.2 million, or 8%, was principally attributable to higher incentive compensation. The increase in the ratio of compensation to revenues for 2020 as compared to 2019 principally resulted from an increase in the amount of accrued year-end bonuses.

Our compensation expense is generally based upon revenues and can fluctuate materially in any particular period depending upon changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Operating Expenses

Fourth Quarter

Our non-compensation operating expenses were $14.1 million in the fourth quarter of 2020 compared to $21.0 million in the same period in 2019, representing a decrease of $6.9 million, or 33%. The decrease in non-compensation operating expenses principally resulted from lower travel costs as a result of the global pandemic, reduced occupancy costs following the move to our new headquarters space, lower professional fees, a decrease in the amount of foreign currency exchange loss and a decrease in the charge for uncollectible accounts. Non-compensation operating expenses as a percentage of revenues for the fourth quarter of 2020 were 10% compared to 20% for the same period in 2019.

Full Year

For the year ended December 31, 2020, our non-compensation operating expenses of $62.3 million compared to $76.2 million in 2019, representing a decrease of $13.9 million, or 18%. The decrease in non-compensation expenses charges principally resulted from lower travel costs as a result of the global pandemic, lower recruiting costs and the benefit of foreign currency gains, partially offset by the duplicate rent charge for new headquarters space during a portion of 2020 and a loss on the sale of our Brazilian business. Non-compensation operating expenses as a percentage of revenues for 2020 decreased to 20% as compared to 25% in 2019 as a result of spreading lower non-compensation operating costs over moderately higher revenues.

Our non-compensation operating expenses can vary as a result of a variety of factors such as changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the impact of currency movements and other factors. Accordingly, the non-compensation operating expenses in any particular period may not be indicative of the non-compensation expenses in future periods.

Interest Expense

Fourth Quarter

For the fourth quarter of 2020, we incurred interest expense of $3.5 million as compared to $5.2 million for the fourth quarter of 2019. The decrease of $1.7 million related to both a lower market borrowing rate and lower average borrowings outstanding.

Full Year

For the year ended December 31, 2020, we incurred interest expense of $15.5 million as compared to $27.4 million in 2019. The decrease in interest expense of $11.9 million during 2020 related to decreases in the market borrowing rate and our interest rate spread (which was reduced as part of our term loan refinancing in April 2019) and lower average borrowings outstanding. In 2019, we also incurred a non-recurring refinancing charge of $4.8 million.

The rate of interest on our borrowing is based on LIBOR and can vary from period to period. Accordingly, the amount of interest expense in any particular period may not be indicative of the amount of interest expense in future periods.

Provision for Income Taxes

Fourth Quarter

For the fourth quarter of 2020, the provision for income taxes was $13.4 million, reflecting an effective rate of 17%, as compared to a provision for income taxes in the fourth quarter of 2019 of $11.9 million, reflecting an effective rate of 33%. Our effective tax rate in the fourth quarter of 2020 benefited from both a large proportion of our earnings being derived from the U.K., which is taxed at a lower rate than the U.S., and certain provisions of the CARES Act.

Full Year

For the year ended December 31, 2020, the provision for income taxes was $8.4 million, reflecting an effective rate of 21%, as compared to a provision for income taxes for the year ended December 31, 2019 of $7.4 million, reflecting an effective rate of 40%.
Our effective tax rate for 2020 benefited from the generation of a substantial portion of our earnings from the U.K., which is a lower tax jurisdiction, and certain provisions of the CARES Act, partially offset by charges related to the vesting of restricted stock unit awards vesting at a value less than the grant price. For 2019, our effective tax rate was negatively impacted by our relatively low amount of pre-tax income, charges related to the vesting of restricted stock unit awards vesting at a value less than the grant price, and the generation of a larger proportion of our earnings than usual from foreign jurisdictions subject to higher tax rates.

Excluding the impact of a charge or benefit from the impact of share settlements and assuming no changes to tax law relative to 2020, we expect our effective tax rate for 2021 and forward will be approximately 25%, but it may be somewhat lower or higher depending on the amount of earnings generated from higher or lower rate foreign jurisdictions.

The effective tax rate can fluctuate as a result of variations in the relative amounts of income earned and the tax rate imposed in the tax jurisdictions in which we operate. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of December 31, 2020, we had cash and cash equivalents of $112.7 million and term loan debt with a principal balance of $326.9 million. Our net debt was $214.2 million.

During 2020, we made principal payments of $38.8 million on our term loan, including $20.0 million in the fourth quarter. While our intention is to continue to accelerate debt reduction, as a result of these repayments there are no mandatory principal repayments required in 2021 and the next scheduled principal payment is due March 31, 2022.

During the fourth quarter of 2020, we repurchased 21,185 restricted stock units from employees at the time of vesting to settle tax liabilities at an average price of $10.05 per share, for a total cost of $0.2 million. During 2020, we repurchased 764,529 restricted stock units from employees at the time of vesting to settle tax liabilities at an average price of $19.42 per share, for a total cost of $14.8 million. In addition, early in the first quarter of 2020, prior to pausing repurchase activity in the face of uncertainty created by the pandemic, we repurchased in the open market 489,704 shares of our common stock at an average price of $17.18 per share, for a total cost of $8.4 million. Going forward, we intend to focus the use of our cash generated primarily on deleveraging, along with prudent share (and share equivalent) repurchases subject to market conditions and other factors, such as our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions, any contractual restrictions and other factors deemed relevant.

Over the next year through January 2022, our Board of Directors has authorized $50.0 million in purchases of shares and share equivalents (via tax withholding on vesting of restricted stock units).

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.05 per share to be paid on March 17, 2021 to common stockholders of record on March 3, 2021.

Investor Presentation

An updated investor presentation highlighting the Firm’s results for the fourth quarter and full year 2020 and other matters relevant for investors has been posted on its website today (www.greenhill.com).

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Thursday, February 4, 2021, accessible via telephone and the internet.  Scott L. Bok, Chairman and Chief Executive Officer will review the Firm’s fourth quarter and full year 2020 financial results and related matters. Following the review, there will be a question and answer session.
Investors and analysts may participate in the live conference call by dialing (888) 317-6003 (toll-free domestic) or (412) 317-6061 (international); passcode: 5507720. Please register at least 10 minutes before the conference call begins. The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344-7529 (toll-free domestic) or (412) 317-0088 (international); passcode: 10151287.

Greenhill & Co., Inc. is a leading independent investment bank entirely focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments globally. It acts for clients located throughout the world from its offices in New York, Chicago, Frankfurt, Hong Kong, Houston, London, Madrid, Melbourne, Paris, San Francisco, São Paulo, Singapore, Stockholm, Sydney, Tokyo and Toronto.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, "likely", “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2019 and subsequent Forms 8-K. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
Revenues	$140,748	$106,697	$311,678	$301,012

Operating expenses
Employee compensation and benefits	46,494	44,443	194,084	178,946
Occupancy and equipment rental	4,879	5,629	25,175	22,289
Depreciation and amortization	449	621	2,168	2,565
Information services	2,377	2,431	10,083	9,940
Professional fees	2,248	2,871	9,618	10,017
Travel related expenses	323	3,422	2,848	13,523
Other operating expenses	3,868	6,013	12,454	17,889
Total operating expenses	60,638	65,430	256,430	255,169
Total operating income	80,110	41,267	55,248	45,843
Interest expense	3,457	5,217	15,487	27,420
Income before taxes	76,653	36,050	39,761	18,423
Provision for taxes	13,403	11,918	8,427	7,445
Net income	$63,250	$24,132	$31,334	$10,978

Average shares outstanding:
Basic	19,001,512	22,879,492	18,939,210	24,024,674
Diluted	23,328,068	22,984,943	23,078,451	24,272,479
Earnings per share:
Basic	$3.33	$1.05	$1.65	$0.46
Diluted	$2.71	$1.05	$1.36	$0.45